Exhibit 8.1

Subsidiaries of Loma Negra C.I.A.S.A.

Entity	Jurisdiction of Incorporation/Organization
Cofesur S.A.U.	Argentina
Ferrosur Roca S.A.	Argentina
Recycomb S.A.U.	Argentina